Exhibit 107.1

CALCULATION OF FILING FEE TABLES

424(h)

(Form Type)

Volkswagen Auto Lease/Loan Underwritten Funding, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)	$1,250,000,000	100%	$1,250,000,000	0.00015310	$191,375
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Asset-Backed Securities	Asset-Backed Notes	415(a)(6)	$250,000,000		$250,000,000(3)			424(h)	333-26194	11/07/2023	$36,900
	Total Offering Amounts				$1,500,000,000			$191,375
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$191,375

(1)	The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which this prospectus is attached (No. 333-269194).

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Pursuant to Rule 415(a)(6) under the Securities Act, the Registration Statement includes $250,000,000 in unsold Asset-Backed Securities that were previously registered for sale in connection with the preliminary prospectus filed by the registrant pursuant to Rule 424(h) on November 7, 2023.